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A.C.MOORE   [GRAPHIC OMITTED]           General Office o Distribution Center
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                                       130 A.C. Moore Drive o Berlin, NJ 08009
                                     PHONE: (856) 228-6700 o FAX: (856) 753-4723

FOR:                                      FROM:
A.C. Moore Arts & Crafts, Inc.            Gregory FCA Communications, Inc.
Leslie Gordon                             For More Information Contact:
Chief Financial Officer                   Joe Crivelli
(856) 228-6700                            (610) 642-8253

FOR IMMEDIATE RELEASE

                 A.C. MOORE'S THIRD QUARTER SALES INCREASE 9.2%
               DESPITE IMPACT OF ROOF COLLAPSE AT FORMER WAREHOUSE


BERLIN, NEW JERSEY, OCTOBER 7, 2004 - A.C. Moore Arts & Crafts, Inc. (Nasdaq:
ACMR) reported today sales of $107.7 million for the third quarter ended September 30, 2004, an increase of 9.2% over sales of $98.6 million during the third quarter of 2003. Same store sales increased 0.3% versus the previous year. Sales were significantly affected by the collapse of the roof in the Company's former warehouse on July 27.

For the nine months ended September 30, 2004, sales were $320.4 million, an increase of 12.7% over sales of $284.2 million in the first nine months of 2003. Comparable store sales grew by 3% for the period.

Based on the reported sales, the company is estimating its third quarter earnings to be in the range of $0.04 to $0.05 per share. This is calculated after including $0.03 per share reflecting the impact of our change in accounting for cooperative advertising pursuant to Emerging Issues Task Force Issue No. 02-16, "Accounting by a Customer (Including a Reseller) for Certain Consideration Received by a Vendor". Without the change, earnings would be projected as $0.07 to $0.08 per share. Included in the third quarter results is an estimate of the insurance claim recovery for lost merchandise and other expenses related to the roof collapse of approximately $0.04 per share. The Company insures its warehouse inventory at retail value and therefore anticipates collection on their insurance claim at amounts significantly in excess of cost. The insurance proceeds are an offset to the lost sales.

Jack Parker, Chief Executive Officer, stated, "Third quarter sales were off to a good start in July until we suffered the roof collapse. At the time of the incident, we had been in the process of moving into a new distribution center in Winslow Township, NJ. The roof collapse in our then existing distribution center was a major disruption to our business. We lost the ability to ship any merchandise from our warehouses for one week. During the next seven weeks, over $7 million in merchandise at cost was unavailable to be shipped to the stores as we had to relocate the merchandise to the new distribution center and ensure that the merchandise was salable."

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Mr. Parker continued, "The effort of recovering from the roof collapse resulted in delaying our ability to bring our new facility up to the level of operation that we had anticipated. We did not ship merchandise to stores in our customary manner. We lost a great deal of imported fall ribbon, flags, fall seasonal and basic floral merchandise that could not be replaced domestically. As we could not ensure merchandise availability, we reduced two key promotions in August and September. We estimate the unavailability of merchandise and the reduction in promotional events negatively impacted third quarter sales in excess of $4 million. The events surrounding the roof collapse also required us to add to staff and will delay our ability to achieve the productivity we anticipated in the new facility in the fourth quarter. However we believe that our store shipments will be back to normal within two weeks and we are still confident that we will achieve the expected productivity going forward.

I am very pleased with the efforts of our entire organization that met the challenge of this difficult situation, and we remain optimistic about our merchandising plans for the fourth quarter. Despite the circumstances that I've described, and recognizing the delay in achieving the efficiencies in our distribution operations that we expected, we are still re-affirming our previous earnings guidance for the full year of $0.94 to $0.97 per share."

Third quarter earnings and an update of the company's full year outlook will be released on October 20, 2004, and the company will host a conference call at 5:00 PM Eastern Daylight Time that evening to discuss the financial results in detail. To participate, please call 1-719-457-2728. If you are unable to access the live call, please dial 1-719-457-0820 and enter pin number 997976 to access the taped digital replay. The replay will be available at approximately 7:00 PM. on October 20th and will remain available until Wednesday, October 27th at 11:59 PM.

A simultaneous webcast of the conference call may be accessed at http://www.acmoore.com. Go to "Investor Relations" and click on "Corporate Profile." To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends and will remain available on the company's website until October 20, 2005.

A.C. Moore operates arts and crafts stores that offer a vast assortment of traditional and contemporary arts and crafts merchandise for a wide range of customers. The Company operates 91 stores in the eastern United States.
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This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore's current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the impact of the adoption of EITF Issue 02-16, customer demand and trends in the arts and crafts industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of adverse weather conditions, the impact of competitors' locations or pricing, the availability of acceptable real estate locations for new stores, difficulties with respect to new system technologies, supply constraints or difficulties, the effectiveness of advertising strategies, the impact of the threat of terrorist attacks and war, the uncertainty of the final resolution of the insurance claim relating to the roof collapse, and other risks detailed in the Company's Securities and Exchange Commission filings.